Exhibit (d)(7)
JOINT TENDER OFFER AGREEMENT
     THIS JOINT TENDER OFFER AGREEMENT (this “Agreement”) is made as of January 17, 2008 (the “Effective Date”), by and between MGM MIRAGE, a Delaware corporation (the “Company”), and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Infinity World”).
RECITALS
     WHEREAS, on January 16, 2008, the Company and Infinity World’s indirect parent, Dubai World, a Dubai, United Arab Emirates government decree entity (“Dubai World”), issued a press release announcing that they intend to make a joint public tender offer (the “Tender Offer”) pursuant to an Offer to Purchase and related Letter of Transmittal and other documentation (together with the Schedule TO (as defined below), as such documentation may be amended and supplemented, the “Offer Documents”) to purchase up to Fifteen Million (15,000,000) shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), at a price of Eighty Dollars ($80.00) per share of Common Stock in cash (the “Offer Price”), on the terms and conditions to be set forth in the Offer Documents;
     WHEREAS, the joint bidders in the Tender Offer will be the Company and Infinity World; and
     WHEREAS, pursuant to the terms and conditions of this Agreement, the Company and Infinity World have agreed to jointly commence the Tender Offer.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.     TENDER OFFER
          1.1     Commencement of Tender Offer. Subject to the terms and conditions of this Agreement, the Company and Infinity World shall commence the Tender Offer, as promptly as practicable after the Effective Date.
          1.2     Conduct of Tender Offer. The several obligation of the Company and Infinity World to accept for payment and pay for shares of Common Stock tendered pursuant to the Tender Offer shall be subject to the conditions set forth in the Offer Documents. Neither the Company nor Infinity World shall take any of the following actions, or announce that it is taking any of the following actions, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed:
               (a)     Increase or decrease the Offer Price, or change the form of consideration in the Tender Offer;

               (b)     Increase the number of shares of Common Stock to be purchased in the Tender Offer by more than two percent (2%) of the number of outstanding shares of Common Stock as of the date of such increase;
               (c)     Decrease the number of shares of Common Stock offered to be purchased in the Tender Offer;
               (d)     Extend the Tender Offer period beyond the initial expiration date of twenty (20) business days following the commencement of the Tender Offer, or extend the Tender Offer period beyond the expiration date in effect after any extensions which may have been approved after the commencement of the Tender Offer in accordance with this Agreement; or
               (e)     Terminate the Tender Offer prior to the scheduled expiration date.
          1.3     SEC Filings. As soon as reasonably practicable after the date hereof, the Company and Infinity World shall file with the United States Securities and Exchange Commission (the “SEC”) a single, joint Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Schedule TO”), and shall commence the Tender Offer on the date of such filing. Each of the Company and Infinity World agrees that the Schedule TO and the other Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Infinity World or any of its Affiliates with respect to written information supplied by the Company specifically for inclusion in the Schedule TO or the other Offer Documents (or any document incorporated by reference in the Schedule TO or the other Offer Documents) and no representation is made by the Company with respect to written information supplied by Infinity World or any of its Affiliates specifically for inclusion in the Schedule TO or the other Offer Documents. Each of the Company and Infinity World further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Infinity World agrees promptly to correct or supplement any information provided by it or any of its Affiliates for use in the Schedule TO and the other Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and each of the Company and Infinity World further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Infinity World and their respective counsel shall be given a reasonable opportunity to review the Schedule TO and the other Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. In addition, Infinity World, on the one hand, and the Company, on the other hand, agree to provide the other and their respective counsel with any comments or other communications that either party or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer or the Offer Documents promptly after the receipt of such comments or other communications.

     2.     EXPENSES. Except as specifically provided herein, the Company shall bear sixty percent (60%) and Infinity World shall bear forty percent (40%) of all expenses, other than legal and accounting fees and expenses, incurred in connection with the Tender Offer, including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries (collectively, the “Joint Expenses”). Each of the Company and Infinity World shall bear its own legal and accounting fees and expenses incurred in connection with this Agreement and the Tender Offer. The Company acknowledges and agrees that the Joint Expenses shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company.
     3.     MUTUAL INDEMNIFICATION.
          3.1     Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless Infinity World and its Affiliates and each Person, if any, who controls (within the meaning of the Securities Act, as defined below) Infinity World or any of its Affiliates against any losses, claims, damages, actions, proceedings, causes of action, obligations, penalties, fees, demands, assessments, settlements, judgments, liabilities, costs and expenses (the “Losses”) (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein; (ii) the omission or alleged omission to state therein a material fact (other than any fact pertaining to Infinity World or any of its Affiliates) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to Infinity World and its Affiliates and each Person, if any, who controls Infinity World (or any of its Affiliates) within the meaning of the Securities Act any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses or action; provided, however, that the Company shall not be liable in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Infinity World or its Affiliates with the SEC) by Infinity World or any of its Affiliates.
          3.2     Infinity World Indemnification. To the extent permitted by law, Infinity World will indemnify and hold harmless the Company and its Affiliates and each Person, if any, who controls (within the meaning of the Securities Act) the Company against any Losses (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule

TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein which occurs in reliance upon and in conformity with written information furnished by Infinity World or any of its Affiliates expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Infinity World or its Affiliates with the SEC); (ii) the omission or alleged omission to state therein a material fact pertaining to Infinity World or any of its Affiliates required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Infinity World of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Infinity World will pay to the Company and its Affiliates and each Person, if any, who controls the Company (or any of its Affiliates) within the meaning of the Securities Act any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses or action; and provided, however, that, in no event shall any indemnity under this Section 3.2 exceed an amount equal to the product of the Offer Price and the number of shares purchased by Infinity World pursuant to the Tender Offer.
          3.3     Indemnification Notice. Promptly after receipt by any Person entitled to seek indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnified Party”) of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a claim in respect thereof is to be made against any party hereto required to provide indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnifying Party”), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 3, but the omission to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 3.
          3.4     Contribution. If the indemnification provided for in this Section 3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnified Party as a result of the Losses or action in respect thereof, referred to above in this Section 3.4 shall be deemed to include, for purposes of this Section 3.4, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.
          3.5     Survival. The obligations of the Company and Infinity World under this Section 3 shall survive the completion of the Tender Offer.
     4.     MISCELLANEOUS.
          4.1     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Infinity World may (a) assign, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any of its Affiliates, and (b) grant a security interest in or otherwise pledge any or all of its rights and interests hereunder in favor of one or more institutional financing sources. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          4.2     Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) if telexed or telecopied (or other similar electronic means), with receipt confirmed as follows:

Company:	MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: James J. Murren
Facsimile: (310) 449-8750

with a copy to:	Christensen, Glaser, Fink, Jacobs, Weil &
Shapiro, LLP
10250 Constellation Boulevard
Suite 1900
Los Angeles, California 90067
Attention: Janet S. McCloud, Esq.
Facsimile: (310) 556-2920

Infinity World:	Infinity World (Cayman) L.P.
c/o Dubai World
Emirates Towers, Level 47
Sheikh Zayed Road
Dubai United Arab Emirates
Attention: Abdul Wahid A. Rahim Al Ulama
Facsimile: 971 439 03810

with a copy to:	Martin L. Edelman, Esq.
Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
New York, New York 10022
Facsimile: (212) 319-4090
               The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the individual or entity or office to receive notices, requests or other communications under this Section 4.2. Notice shall be deemed to have been given as of the date when so personally delivered, when physically delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient
          4.3     Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          4.4     Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each party hereto. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the parties hereto are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
          4.5     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          4.6     Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.
          4.7     Choice of Venue. The parties agree that any actions or other proceedings arising out of or relating to this Agreement shall be brought by the parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding. Any and all service of process and any other notice in any such action or proceeding shall be effective against such party when transmitted in accordance with subsection (i) of Section 4.2. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable laws.
          4.8     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.
          4.9     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          4.10     Specific Performance. Infinity World and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each party hereto expressly waives any requirement that any other party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
          4.11     Limited Liability. In the event (i) there is any default or alleged default by the Company under this Agreement, or (ii) Infinity World or the Company or any of their Affiliates has or may have any claim arising from or relating to the terms hereof, Infinity World shall not, and shall cause its Affiliates not to, commence any lawsuit or proceeding (including arbitration proceedings) or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or the Majority Stockholder or any of their Affiliates other than the Company. Neither Kirk Kerkorian nor the Majority Stockholder shall have any liability whatsoever with respect to this Agreement. Neither Infinity World nor the Company shall assert, or permit any party claiming through Infinity World or the Company to assert, a claim or seek to impose any liability against either Kirk Kerkorian or Majority Stockholder or any of their Affiliates (other than the Company), either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. Neither Kirk Kerkorian nor the Majority Stockholder or any of their Affiliates (other than the Company), individually or collectively, is a party to this Agreement or is liable for any alleged breach or default of this Agreement by the Company. It is expressly understood and agreed that this provision shall have no force and effect with respect to any document or agreement as to which Kirk Kerkorian, the Majority Stockholder and any of their Affiliates is a party with Infinity World or its Affiliates, except as set forth in such other agreement.
          4.12     Definitions. For purposes of this Agreement:
               (a)     “Affiliate” is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. Without limiting the generality of the foregoing, Dubai World shall be considered an Affiliate of Infinity World for all purposes of this Agreement. In addition, none of Infinity World, Dubai World or any Affiliate thereof shall be considered an Affiliate of the Company for all purposes of this Agreement.
               (b)     “Majority Stockholder” means Tracinda Corporation, its sole shareholder and any successor to Tracinda Corporation wholly owned by the sole shareholder of Tracinda Corporation.
               (c)     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this JOINT TENDER OFFER AGREEMENT as of the date first written above.

MGM MIRAGE
/s/ Bryan L. Wright
Name:	Bryan L. Wright
Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

[Signature Page to the Joint Tender Offer Agreement]

INFINITY WORLD (CAYMAN) L.P.
By:	Infinity World (Cayman) Holding, its General Partner

/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary

[Signature Page to the Joint Tender Offer Agreement]